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                  [LETTERHEAD OF MORGAN STANLEY APPEARS HERE]



                                              June 7, 1996

Board of Directors
Systemed Inc.
970 West 190th, Suite 400
Torrance, CA 90502

Gentlemen:

We understand that Systemed Inc. (the "Company"), Merck-Medco Managed Care, Inc. ("Medco"), Merck & Co., Inc. ("Merck" and together with Medco, the "Buyer") and S Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub") propose to enter into an Amended and Restated Agreement and Plan of Merger, substantially in the form of the draft dated June 3, 1996 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.001 per share (the "Common Stock") of the Company for $3.00 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding share of Common Stock, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $3.00 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than the Buyer and its affiliates).

For purposes of the opinion set forth herein, we have:

   (i) analyzed certain publicly available financial statements and other information of the Company;

   (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

   (iii) analyzed certain financial projections prepared by the management of the Company;
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   (iv)    discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

   (v)     reviewed the reported prices and trading activity for the Common
           Stock;

   (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

   (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

   (viii) participated in discussions with senior management of the Company and their legal advisors regarding certain regulatory and other legal issues in connection with the Merger;

   (ix) discussed with senior management and the Board of the Company the strategic objectives of the Company with respect to the Tender Offer and the Merger;

   (x) participated in discussions and negotiations among representatives of the Company, Buyer and their financial and legal advisors;

   (xi)    reviewed the Merger Agreement and certain related documents; and

   (xii)   performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent appraisal or valuation of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have been advised that the Company's Board of Directors has determined that the preferable course of the Company and its shareholders is to seek to engage in a business combination or sale transaction in the near term in light of the view of such Board regarding the near and longer term risks inherent in the Company seeking to operate on a stand-alone basis. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have also been advised that the Company has initiated contact with and received certain inquiries from a number of third parties with respect to the possibility of a transaction involving the Company, and we have initiated contacts and participated in discussions with certain third parties with respect to a possible acquisition of the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated
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and its affiliates have provided financial advisory and financing services for the Company and Buyer and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Tender Offer or Merger. In addition, we express no opinion or recommendation as to whether or not the holders of Common Stock should participate in the Tender Offer.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Buyer and its affiliates).

                                              Very truly yours,

                                              MORGAN STANLEY & CO. INCORPORATED


                                              By: s/s Kathleen E. White
                                                  ------------------------------
                                                  Kathleen E. White
                                                  Managing Director